EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as “Agreement”) is made and entered into between BK Technologies, Inc., 7100 Technology Drive, West Melbourne, FL 32904, for itself and on behalf of its directors, officers, employees, representatives, agents, successors-in-interest, assigns, sister companies and affiliates (collectively referred to herein as the “Employer”), and William Kelly, 409 Magnolia Ending Mount Dora, FL 32757, and his heirs, devisees, legatees, legal representatives, and assigns, (collectively referred to herein as “Employee”).  Employer and Employee may individually be referred to as a “Party” or collectively “Parties,” as appropriate, throughout this Agreement.

WHEREAS Employer and Employee desire to amicably end their at-will employment relationship and to terminate the March 5, 2019 Employment Agreement without cause, and the Parties have previously negotiated agreeable terms for this Agreement in that certain writing dated December 1, 2021, which are intended to be fully and finally agreed upon in this definitive Agreement; and

WHEREAS and to fully and finally settle all existing or potential claims and disputes between them, whether known or unknown, the Parties agree as follows:

1. Obligations of the Employer.  In consideration of Employee's agreement to the terms herein, including the release set forth in Section 3, Employer shall provide the following separation benefits to Employee, which Employer is not otherwise legally obligated to provide:

(a)

The Employer shall pay to Employee one hundred sixty-six thousand eighty-seven dollars and fifty cents ($166,087.50), which amounts to nine-months of compensation at Employee’s current normal base pay rate, to be paid in nineteen bi-weekly increments in accordance with Employer’s regular payroll practices, less taxes, social security and other required withholdings (the “Separation Payment”). If Employee does not revoke this Agreement pursuant to Section 14 prior to the Revocation Period defined in Section 14, the payments constituting the Separation Payment will commence on Employer’s first regular payday that is ten (10) or more days after Employee delivers a copy of this Agreement to the Employer signed by him or the Employer’s regular payday following the Separation Date (as defined in Section 2(a) below), whichever date is later.

(b)	The Employer shall pay the monthly premium or cost of COBRA health care coverage for Employee’s spouse ($1,119.96 monthly), commencing on the Separation Date through August 7, 2022.

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2. Employee Obligations, Acknowledgements, and Representations.  In consideration of the terms of this Agreement and the separation benefits provided by Employer, including the Separation Payment, described in Section 1 above, Employee agrees as follows:

(a)

Employee will resign as the Executive Vice President and Chief Financial Officer (“CFO”) of Employer and as an employee of Employer on June 30, 2022 or, if a new Executive Vice President and CFO (“Employee’s Replacement”) shall begin full time work to replace Employee before June 30, 2022, on the date that Employee’s Replacement begins full time work for Employer (such date, the “Separation Date”). Employee shall be paid his salary through the Separation Date in accordance with the Employer’s normal payroll practices and policies and such salary will continue to be subject to payroll taxes and required withholdings.

(b)

Employee acknowledges and agrees that the Separation Payment and the payment of any COBRA premium or cost as contemplated by Section 1 above shall constitute the entire, maximum, and only obligation of Employer to Employee under this Agreement or otherwise, and Employee is not entitled to any other benefit, payment or compensation in any form from Employer, including, but not limited to, an annual bonus. This provision does not alter or change Employer’s obligation to continue to pay to Employee his salary through the Separation Date as contemplated by Section 2(a) above.

(c)

Employee agrees that he will not make any disparaging, denigrating, demeaning, or untrue statements about Employer, or any person or entity associated with Employer, including any officer, director, member, consultant, expert, or legal representative of Employer, as well as any of Employer’s products, services, or business practices. Disparaging statements include, but are not limited to, statements that are false, statements that are misleading, and statements that might tend to cast Employer in a negative light, regardless of their truth or falsity. In the event that Employee breaches this non-disparagement provision, Employer may seek any and all appropriate relief, both legal and equitable, including, without limitation, temporary and/or permanent injunctive relief and the immediate return and/or forfeiture of the severance payment.

(d)

Employee shall be reasonably available to answer questions and for general consultation with the Employer for a period of six (6) months after the Separation Date (the “Consultation Obligation”). Employee will not be required to spend more than three (3) hours in any workweek or be required to undertake any travel on behalf of the Employer performing the Consultation Obligation. Employee will cooperate in good faith with any such questions and/or requests from the Employer. Employer expressly agrees that the Separation Payment due and owing to Employee shall not be withheld, reduced or otherwise impacted based on Employee’s post-separation consultation and/or assistance to the Employer.

(e)	Employee agrees that Employer shall have no obligation to consider him for reinstatement or rehire.

(f)	Employee represents that he has reported all workplace injuries or illnesses, if any, to Employer.

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3. General Release.  Employee acknowledges and understands that Employer is willing to offer this Agreement to Employee only on Employee's explicit and express agreement, as evidenced by Employee's execution below, that Employee's voluntary acceptance of this Agreement will preclude any possibility of controversy arising in the future between Employee and Employer, regarding Employee's employment with Employer. Accordingly, as a material term of this Agreement and in exchange for the Severance Payment and other benefits set forth herein, Employee hereby unconditionally releases BK Technologies Inc., its predecessors, successors, assigns, and affiliated companies and their respective officers, directors, shareholders, employees, benefit plans, administrators and agents (collectively, the “Released Parties”), from any and all claims (known or unknown), rights or demands that Employee has or may have against any of the Released Parties as a result of or arising from his employment with or separation from BK Technologies Inc., including but not limited to, any and all claims for breach of contract, express or implied, any form of compensation or benefits (except the Separation Payment and other benefits expressly set forth in this Agreement), wrongful termination, notice, pay-in-lieu of notice, constructive discharge, discrimination of any type, harassment, retaliation, negligence, fraud and any tort of any nature, and any and all claims arising under any federal, state or local statute, law, ordinance or regulation, including, but not limited to, the Civil Rights Acts of 1866, 1964 (Title VII) and 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Florida Civil Rights Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), and all amendments to such laws, and further covers administrative charges, actions and suits under the National Labor Relations Act, as amended; the Fair Labor Standards Act of 1938 (“FLSA”), as amended; the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”); 42 U.S.C. §1981; and the Sarbanes-Oxley Act of 2002, up to and including the effective date of this Agreement.  This Release does not waive any rights or claims that may arise under the ADEA after execution of this Agreement.  This Release does not waive any rights that Employee has regarding a violation or breach of this Agreement by Employer.

Nothing in this Agreement is intended to, or shall, interfere with Employee’ rights under federal, state, or local civil rights or employment discrimination laws, including Title VII, GINA, the ADA, the UAA, USERRA, FMLA, the ADEA, or the EPA to file or otherwise submit a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of any of the provisions of this Agreement.  Employee shall not, however, be entitled to any relief, recovery, damages, or monies in connection with any such brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge, or proceeding.  Employee acknowledges and understands that if he violates this Agreement by filing or bringing any claims or actions contrary to this Separation Agreement and General Release, in addition to any other remedies that may be available to Employer, including, but not limited to, remedies for breach of contract, Employer shall be entitled to all reasonable costs and expenses in defense or prosecution of such charges, claims, or actions, including its reasonable attorney's fees and costs.

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4. Confidentiality and Non-disclosure.  During Employee’s employment with Employer, he came to know certain Confidential Information and proprietary information relating to Employer and its operations, strategies, training information, finances, employees, and customers.  Employee agrees that he will not disclose or discuss any Confidential Information with any other person or entity and that he will not use any Confidential Information for his own purposes, for the purposes of any other person or entity, or to the detriment of the Company.  Further, Employee understands and agrees that the above Separation Payment is specifically conditioned upon hi strict compliance to his obligations set forth in this Section 4.

The term “Confidential Information” as used in this Agreement means any confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or some other form, and includes, without limitation, information that is not generally known to the public. Such information includes, but is not limited to, information regarding Employer’s finances, operations, sales and marketing plans and strategies, product costs and revenues, pricing, projections, sales and market research, existing and prospective customers and contact information.  Employee also hereby acknowledges that Employer has informed him, in accordance with 18 U.S.C. § 1833(b), that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5. Return of Employer’s Property.  Employee agrees to return to Employer all of Employer’s equipment and property, including, but not limited to, keys, pagers, facility access cards, backup tapes and systems, software, laptop, equipment of any kind, and the originals and copies of any and all files, records, notebooks, manuals, drawings, photographs, recordings, reports, summaries, correspondence (including e-mail), work papers, documents and computer files, that is in his possession, custody, or control no later than the Separation Date. Excepted from this provision is the Microsoft Office Surface (Serial # 059330182153), which may be retained by Employee.  Employee represents that he has not retained any copies (including electronic copies) of any Employer’s documents or records.  Employee understands and agrees that the above Separation Payment is specifically conditioned upon returning all company property in his possession or control. Employee agrees to access Employer’s information and computer systems after the Separation Date only as permitted by Employer.

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6. No Other Claims.  Employee represents and agrees that he has not filed any claim, complaint or charge against the Released Parties (including Employer), and all of their officers, agents, owners, members, shareholders, employees, representatives, attorneys, and all persons acting on behalf of them, with any governmental agency or any state or federal court.  Employee further represents and warrants that he has not assigned any claims or causes of action that he may have against Employer, any affiliates of Employer, any of the Released Parties, and all of their officers, agents, owners, members, shareholders, employees, representatives, attorneys, and all persons acting on behalf of them, to any other person or entity.

7. Opportunity to Consider and Confer.  Employee has 21 days to review and consider this Agreement and the release set forth in Section 3.  Employee acknowledges that pursuant to the federal law known as the Older Workers Benefit Protection Act (“OWBPA”), which is part of the federal ADEA, he has been advised to consult with an attorney of his choosing and at his expense prior to executing this Agreement. Employee is signing this Agreement voluntarily; no one is making or forcing him to enter into it.  Employee has read and fully understand this Agreement.  If Employee does not return the signed Agreement within 21 days after receipt of this Agreement, then this Agreement will have no force or effect.

8. Termination and Recovery of Benefits. If Employer demonstrates a breach of any of the terms of this Agreement by Employee, Employee shall reimburse Employer all the money it paid Employee under this Agreement along with reasonable attorneys’ fees and costs to enforce the terms of this Agreement.

9. Non-Admission.  Neither this Agreement, nor anything contained herein, is to be construed as an admission by the Employer or Employee or as evidence of any liability, wrongdoing or unlawful conduct whatsoever.

10. Severability.  If any provision, term or part of this Agreement is invalidated or found to be illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, the Parties agree that such invalid, illegal or unenforceable provision, term or part may be modified or reformed to make said provision, term or part enforceable to achieve the Parties intent or may be severed from this Agreement, with all remaining provisions, terms or parts of this Agreement continuing unabated and remaining in full force and effect.

11. Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties and shall not be modified or suspended except upon express written consent of the parties to this Agreement.  Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Employer or its agents, representatives or attorneys which is not set forth in this Agreement. Employer represents and acknowledges that in executing this Agreement, Employer does not rely and has not relied upon any representation or statement made by the Employee.

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12. Supersedes Past Agreements.  Except as expressly provided herein, this Agreement supersedes and renders null and void any previous employment agreements or contracts, whether written or oral, between Employee and the Employer; if in the event that Employee has entered into a non-compete agreement or confidentiality agreement with the Employer, that agreement will remain in full force and effect, along with any survival provisions of any written employment agreement.  Employee expressly agrees that Section 7 of the March 5, 2019 Employment Agreement remains in full force and effect and is enforceable against Employee.

13. Governing Law and Venue.  This Agreement shall be governed by the laws of the State of Florida.  Venue for any action to enforce or defend the terms of this Agreement shall lie exclusively in Broward County, Florida, and the Parties hereby unconditionally consent to same and waive any other jurisdiction and venue.

14. 7-Day Revocation Period.  Employee may revoke this Agreement within seven (7) calendar days following his execution of the Agreement (the “Revocation Period”).  Employee understands that he will not receive the above referenced Separation Payment or other benefits under this Agreement if he revokes this Agreement.  If Employee chooses to revoke the Agreement, he understands that he needs to return the Agreement marked “revoked” to Gerardo Urbina, BK Technologies, Inc.’s Vice President of Human Resources, before the expiration of the Revocation Period.  This Agreement shall not become effective or enforceable until the Revocation Period has expired.

[Signature Page Follows]

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EMPLOYEE'S RECEIPT OF SEPARATION AGREEMENT AND GENERAL RELEASE.  By signing and dating below, Employee acknowledges and agrees that Employee received this Separation Agreement and General Release on January 11, 2021, and that Employee has twenty-one (21) days to consider and accept this Separation Agreement and General Release.

/s/ William Kelly
William Kelly

Date:	January 11, 2022

ACCEPTANCE AND EXECUTION OF SEPARATION AGREEMENT AND GENERAL RELEASE

IN WITNESS WHEREOF, and intending to be legally bound, Employer by its authorized representative, and Employee execute this Separation Agreement and General Release by voluntarily signing below and with full knowledge of the significance of all its provisions.

PLEASE READ CAREFULLY.  THE SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

Executed in Brevard County, State of Florida, this 11th day of January 2022.

/s/ Marie Yochens	/s/ William Kelly
Witness as to Employee	William Kelly

Marie Yochens
Print Witness Name

/s/ Timothy A. Vitou	/s/ Gerardo Urbina
Witness as to Employer	Employer, BK Technologies, Inc.
By: Gerardo Urbina
Title: Vice President of Human Resources

Timothy A. Vitou
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Signature Page